                                                                          EX-7.4

                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of this 10th day of May, 2001 by and among MATRIA HEALTHCARE, INC., a Delaware corporation ("Matria"), GAINOR MEDICAL MANAGEMENT, L.L.C., a Georgia limited liability company ("GMM"), MARK J. GAINOR, a Florida resident ("MJG"), and SZ INVESTMENTS, L.L.C., a Delaware limited liability company ("SZI").

                              Statement of Purpose

         Certain MJG Affiliates (as defined below) and a certain SZI Affiliate (as defined below) are members of GMM. GMM and Matria entered into a Purchase and Sale Agreement dated as of December 21, 1998 (the "Purchase Agreement"), pursuant to which Matria acquired substantially all of the assets of GMM, including its interests in its subsidiaries, for consideration consisting, in part, of Redeemable Preferred Stock, Warrants, Convertible Preferred Stock and Earn-Out Notes (each as defined below) of Matria. In connection with the consummation of the Purchase Agreement, MJG, SZI and Matria entered into a Standstill Agreement dated as of January 19, 1999 (the "Standstill Agreement") with respect to the ownership, voting and disposition of the Voting Securities (as defined below) of Matria owned by the MJG Affiliates and/or the SZI Affiliates. Now Matria wishes to purchase, and GMM wishes to sell to Matria, all or part of the Redeemable Preferred Stock, Warrants, Convertible Preferred Stock and Earn-Out Notes, and MJG, SZI and Matria wish to provide for termination of the Standstill Agreement in the event the MJG Affiliates and the SZI Affiliates no longer own any Voting Securities, the early termination of the Restrictive Covenant Agreement, dated as of January 19, 1999, among GMM, MJG, SZI and Matria (the "Restrictive Covenant Agreement"), other than the confidentiality covenant contained therein, and the non-competition covenants contained in the Management Agreement, dated as of January 19, 1999, by and between Matria, Lucor Holdings, L.L.C., a Georgia limited liability company, MJG and J. Michael Highland (the "Management Agreement"), all in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For all purposes of this Agreement, the following terms shall have the respective meanings specified below:

         "Affiliate" shall have the meaning ascribed to such term pursuant to Rule 12b-2 under the Exchange Act, as in effect on the date hereof; provided, that in no event shall MJG and SZI be deemed to be Affiliates of each other.

         "Board" means the Board of Directors of Matria.

         "Common Stock" means (a) the Common Stock of Matria, par value $.01 per share, as described in the Certificate of Incorporation of Matria or any shares of capital stock issued in exchange, redemption or conversion thereof, and (b) any other class of capital stock of Matria whether currently outstanding or as may be hereafter issued or authorized for issuance having the right to share in distributions either of earnings or assets without limit as to amount or percentage.

         "Convertible Preferred Stock" means the Series A Convertible Preferred Stock of Matria, par value $.01 per share, issued pursuant to the Purchase Agreement and described in the Certificate of Incorporation of Matria.

         "Demand" shall have the meaning ascribed to such term in the Registration Rights Agreement.

         "Earn-Out Notes" means, collectively, those Non-Negotiable Subordinated Promissory Notes (i) in the principal amount of $13,553,148 issued by Matria to GMM on June 9, 2000 and (ii) in the principal amount of $410,011 issued by Matria to GMM on August 22, 2000, in each case pursuant to the Purchase Agreement.

         "Equity Securities" means (i) any class or series of common stock, preferred stock or other capital stock, whether voting or non-voting, (ii) any other equity securities whether now or hereafter authorized for issuance, (iii) any debt, hybrid or other securities which are convertible into, exercisable for or exchangeable for any other Equity Securities, whether now or hereafter authorized for issuance, (iv) any equity equivalents (including, without limitation, stock appreciation rights, phantom stock or similar rights), profits interests or other similar rights, (v) any written or verbal rights, options, warrants, subscriptions, calls, preemptive rights, rescission rights or other rights to subscribe for, purchase or otherwise acquire any of the foregoing,
(vi) any written or verbal obligation to issue, deliver or sell, any of the foregoing, and (vii) any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for other Equity Securities having the right to vote) on any matters on which the stockholders of the issuer may vote.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Full Disclosure Public Announcement" means a Public Announcement disclosing a transaction in reasonable detail, including all material financial and business terms.

         "Investor" means GMM and any of the MJG Affiliates and the SZI Affiliates individually, and "Investors" means GMM and all of the MJG Affiliates and SZI Affiliates collectively.


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

         "Market Price" means, per share of Common Stock, as of a given date, if such Common Stock is listed on a national securities exchange or traded on The Nasdaq National Market System ("NMS"), the average during the five (5) consecutive trading days ending on said date of the last price at which the Common Stock shall have been sold on the national securities exchange (or if traded on more than one such exchange, the principal exchange on which such shares are traded) or the NMS on each such day, or (b) if the Common Stock shall not be listed on a national securities exchange or traded on the NMS but shall be traded in the over-the-counter market and quotations therefor are reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the average during the five (5) consecutive trading days ending on such date of the last price (if such last price is then reported on a real-time basis) on each such day, or, if the last price is not then so reported, the mean between the bid and asked prices last reported on each such day, by NASDAQ, or
(c) if at any time quotations for the Common Stock shall not be reported by NASDAQ for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NMS, the fair market value per share of Common Stock as determined by an independent investment banking firm jointly selected by Matria and GMM on the basis of available prices for such Common Stock or in such other manner as it deems reasonable.

         "Matria Shares" shall have the meaning ascribed to such term in the Registration Rights Agreement.

         "MJG Affiliates" means MJG and any Affiliate of MJG (in each case exclusive of any SZI Affiliate).

         "Notice Date" shall have the meaning set forth in Section 3.4.

         "Option Closing Date" shall have the meaning set forth in Section 3.4.

         "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

         "Public Announcement" means the issuance of a press release for wide dissemination, or the filing of a Form 8-K or other SEC Report.

         "Preferred Stock" means the Convertible Preferred Stock and the Redeemable Preferred Stock.

         "Redeemable Preferred Stock" means the Series B Redeemable Preferred Stock of Matria, par value $.01 per share, issued pursuant to the Purchase Agreement and described in the Certificate of Incorporation of Matria.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of January 19, 1999, entered into by and among Matria and GMM pursuant to the Purchase Agreement.

         "Registration Statement" shall have the meaning ascribed to such term in the Registration Rights Agreement.

         "Revaluation Event" means any of the following, but only to the extent pertaining to or arising in connection with a Revaluation Transaction that is subsequently consummated: (i) the initiation, or continuation of discussions or negotiations by or on behalf of Matria and/or any of its subsidiaries with any one or more Third Parties; (ii) the provision or receipt of confidential, non-public or proprietary information by or on behalf of Matria or any of its subsidiaries from or to any Third Party; (iii) the engagement by or on behalf of Matria or any of its subsidiaries of any investment banking firm or other financial advisors; (iv) the entering into of any written term sheet, letter of intent, agreement, arrangement or understanding (whether or not required to be publicly disclosed under the Exchange Act or other applicable law or stock exchange rules or regulations); or (v) the making of a Public Announcement by or on behalf of Matria and/or any of its subsidiaries.

         "Revaluation Transaction" means, whether direct or indirect: (i) the sale by Matria and/or any of its subsidiaries to any Third Party, whether by stock sale, sale of assets or otherwise, of more than 25% of the total assets or revenues of Matria and its subsidiaries, taken as a whole; (ii) the merger or consolidation of Matria or any of its significant subsidiaries representing more than 25% of the total assets or revenues of Matria and its subsidiaries, taken as a whole, with or into any Third Party; (iii) the merger of any Third Party into Matria or any of its subsidiaries, or the purchase by Matria and/or any of its subsidiaries of any assets, business or Equity Securities of a Third Party, or any similar transaction, but in any case only where the transaction represents more than 25% of the total assets or revenues of Matria and its subsidiaries, taken as a whole; or (iv) the sale or issuance by Matria of Equity Securities of Matria, other than in a public offering or pursuant to the conversion of currently outstanding debentures or pursuant to any stock option, stock purchase or similar plan maintained by Matria for the benefit of its employees or directors, in a single transaction or any series of related transactions, for an aggregate purchase price representing 10% or more of Matria's total market capitalization as of the closing of such sale. Notwithstanding the foregoing, the term "Revaluation Transaction" shall not include any transaction referred to in the preceding sentence if (a) a Full Disclosure Public Announcement of such transaction has been made by Matria at least ten (10) trading days prior to the Notice Date, or (b) such transaction is not consummated on or prior to (1) the date which is three hundred sixty-five
(365) days after the Option Closing Date, or (2) in the event a Revaluation Trigger pertaining to such transaction occurs within ninety (90) days following the Option Closing Date, the date which is three hundred sixty-five (365) days following the date on which the Revaluation Trigger occurred.

         "Revaluation Trigger" means any of the following, but only to the extent pertaining to or arising in connection with a Revaluation Transaction that is subsequently consummated: (i) the entering into of any written term sheet, letter of intent, agreement, arrangement or understanding (whether or not required to be publicly disclosed under the Exchange Act or other applicable law or stock exchange rules or regulations); or (ii) the making of a Public Announcement by or on behalf of Matria and/or any of its subsidiaries.

         "SEC Documents" shall have the meaning set forth in Section 4.2(c).

         "Securities Act" means the Securities Act of 1933, as amended.

         "subsidiaries" means any direct or indirect subsidiaries.

         "SZI Affiliate" means SZI and any of its Affiliates (in each case exclusive of any MJG Affiliates); provided, however, that, notwithstanding the foregoing, no Person shall be deemed to be an SZI Affiliate unless (i) Sam Zell or any other executive officer of SZI has actual knowledge of the relevant action to be attributed to the SZI Affiliate hereunder or (ii) in the case of publicly held entities that might otherwise fall within this definition, unless Sam Zell or any other executive officer of SZI took any action, directly or indirectly, to cause, suggest, encourage or assist such publicly held entity to take the relevant action to be attributed to the SZI Affiliate hereunder.

         "Third Party" means any one or more Persons, who or which is not an Affiliate of Matria or any of its subsidiaries, and who or which is a party to a Revaluation Transaction (directly or indirectly).

         "Voting Securities" means, collectively, Common Stock, any preferred stock of Matria that is entitled to vote generally for the election of directors, any other class or series of Matria securities that is entitled to vote generally for the election of directors and any other securities, warrants, options or rights of any nature that are directly or indirectly convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of, Common Stock, Matria preferred stock that is entitled to vote generally for the election of directors, or any other class or series of Matria securities that is entitled to vote generally for the election of directors.

         "Warrants" means the warrants to purchase 1,000,000 shares of Common Stock of Matria at $12.00 per share (subject to adjustment) issued on January 19, 1999 pursuant to the Purchase Agreement (each right to purchase one (1) share of Common Stock thereunder being referred to individually as a "Warrant").

         In addition to the terms defined in Article I, other terms will have the definitions provided to them elsewhere in this Agreement.

                                   ARTICLE II
                       INITIAL PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, GMM shall sell, assign, transfer and deliver to Matria, and Matria shall purchase from GMM (the "Initial Purchase"), the following: (i) 7,500 shares of the Convertible Preferred Stock, and (ii) 15,000 shares of the Redeemable Preferred Stock. The aggregate amount to be paid by Matria to GMM in consideration of all shares to be purchased under this
Section 2.1 shall equal $18,931,351 (the "Initial Purchase Price").

         2.2 Initial Closing Date. The Initial Purchase shall be consummated at a closing (the "Initial Closing"), which shall take place at the office of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 5200, Atlanta, Georgia 30308 at 10:00 a.m. Eastern Standard Time, or such other place as the parties shall mutually agree, on such date and at such time as Matria shall designate by no fewer than three days written notice to GMM (the "Initial Closing Date"), but in no event later than June 30, 2001.

         2.3 Deliveries by GMM at Initial Closing. At the Initial Closing, GMM shall deliver, or cause to be delivered, to Matria the stock certificates representing all of the shares to be purchased under this Article II, each of which certificates shall be either endorsed in blank or attached to a duly executed stock power, and such other instruments as shall be reasonably necessary to evidence or consummate the transactions contemplated hereby.

         2.4 Deliveries by Matria at Initial Closing. At the Initial Closing, Matria shall deliver to GMM the Initial Purchase Price, plus all accrued (calculated on a daily basis through the Initial Closing) and unpaid dividends on the shares to be purchased under this Article II, by check or, at the option of Matria, by wire transfer of immediately available funds to such bank and account as is designated by GMM, and such other instruments as shall be reasonably necessary to evidence or consummate the transactions contemplated hereby.

         2.5 Conditions to Obligations of GMM. The obligations of GMM to effect the transactions contemplated by this Article II at the Initial Closing shall be subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Matria contained herein shall be true and correct in all material respects as of the date of this Agreement, and, other than the representations and warranties set forth in Section 4.2(d), shall be true and correct in all material respects as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and

                  (b) Matria shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Initial Closing.

         2.6 Conditions to Obligations of Matria. The obligations of Matria to effect the transactions contemplated by this Agreement at the Initial Closing shall be subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Investors contained herein shall be true and correct in all material respects as of the date of this Agreement, and, other than the representations and warranties set forth in Sections 4.1(a)(iv), 4.1(b)(iii) and 4.1(c)(iii), shall be true and correct in all material respects as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of such date;

                  (b) Investors shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Investors at or prior to the Initial Closing;

                  (c) Matria shall have obtained financing for the Initial Purchase on terms reasonably acceptable to Matria, in the amount of the Initial Purchase Price, which funds shall be available to Matria on the Closing Date, provided Matria shall have used good faith efforts to obtain such financing from its existing lenders under the "Matria Credit Agreement" (as defined below); provided, however, that the condition specified in this paragraph (c) shall expire in its entirety as of June 15, 2001; and

                  (d) Matria shall have obtained any written consent required under that Credit Agreement, dated January 29, 1999 and amended November 19, 1999 and January 10, 2000, among Matria, certain other borrowers from time to time party thereto, the banks and other financial institutions party thereto, and First Union National Bank, as Administrative Agent (the "Matria Credit Agreement"), to the Initial Purchase, the incurrence of any indebtedness necessary for Matria to meet its obligations under this Article II, and the mandatory repurchase of the Preferred Stock contemplated by Section 2.7; provided Matria shall have used good faith efforts to obtain such consent; provided, however, that the condition specified in this paragraph (c) shall expire in its entirety as of June 15, 2001.

         2.7 Mandatory Repurchase. Following the Initial Closing, and subject to the rights of any class or series of Capital Stock of Matria ranking senior to or on parity with the Preferred Stock in respect of a right to receive dividends or to participate in any distribution upon liquidation, dissolution or winding up of the affairs of Matria, if any, Matria shall purchase from GMM, out of funds legally available therefor, and GMM shall sell, assign, transfer and deliver to Matria, shares of the Preferred Stock as follows:

                          SCHEDULED                                           NUMBER OF SHARES
                        PURCHASE DATE                                          TO BE PURCHASED
                        -------------                                         ----------------
           Sixth anniversary of date of issuance           One-third of shares of each series then outstanding

           Seventh anniversary of date of issuance         One-half of shares of each series then outstanding

           Eighth anniversary of date of issuance          All remaining outstanding shares


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

All of such Preferred Stock shares shall be purchased at a price of $1,000 per share plus an amount equal to the accrued and unpaid dividends thereon to the scheduled purchase date. The shares of Preferred Stock to be purchased shall be purchased pro rata. If the funds of Matria legally available for purchase of shares of the Preferred Stock are insufficient to purchase the total number of such shares required to be purchased on a scheduled purchase date, those funds which are legally available will be used to purchase the maximum possible number of shares of Preferred Stock ratably among the two series of Preferred Stock and the holders thereof. At any time thereafter when additional funds of Matria are legally available for such purpose, such funds will immediately be used to purchase the balance of the shares of Preferred Stock scheduled to have been purchased on the previous scheduled purchase date. The purchase of shares of Convertible Preferred Stock by Matria under this Section 2.7 shall be governed by and is subject to all of the provisions set forth in paragraphs (d), (e),
(f), (g) and (h) of Section 6 of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights ("COD") of the Convertible Preferred Stock, as if the purchase were a redemption pursuant to paragraph (c) of said Section 6. The purchase of shares of Redeemable Preferred Stock by Matria under this Section 2.7 shall be governed by and is subject to all of the provisions set forth in paragraphs (d), (e), (f), (g) and (h) of
Section 5 of the COD of the Redeemable Preferred Stock, as if the purchase were a redemption pursuant to paragraph (c) of said Section 5. GMM may assign its rights and obligations under this Section 2.7, in whole or in part, as appropriate, to any Person to whom it sells any shares of the Preferred Stock.

         2.8      Termination.

                  (a) This Agreement shall terminate automatically and shall be of no further force or effect in the event the Initial Closing has not occurred on or before June 30, 2001, unless the failure of the Initial Closing to occur on or before such date is attributable to intentional delay by Matria or any Investor, in which event Matria shall have the right to terminate this Agreement, with respect to such a delay by any Investor, or GMM shall have the right to terminate this Agreement, with respect to such a delay by Matria.

                  (b) This Agreement shall terminate automatically and shall be of no further force or effect in the event either of the conditions set forth in Section 2.6(c) or 2.6(d) has not been met as of June 15, 2001. Matria shall notify Investors as to whether or not such conditions have been satisfied no later than June 18, 2001, and shall provide written documentation as to the satisfaction or failure of such conditions to Investors no later than June 22, 2001.

         2.9 Registration Rights. Unless the Investors consent otherwise in writing, in the event this Agreement is terminated pursuant to Section 2.8 hereof (unless such termination results from a failure of the Initial Closing to occur on or before June 30, 2001 attributable to an intentional delay by any Investor), on the next business day following termination, Matria shall file a Registration Statement, meeting the requirements of Section 2.1(d) of the Registration Rights Agreement, of all Matria Shares owned by the "Investors" (as such term is defined in the Registration Rights Agreement), or subject to acquisition by GMM upon conversion of the Convertible Preferred Stock or exercise of the Warrants, on such date. Any registration of securities contemplated by this Section 2.9 shall be deemed to have been effected pursuant to a


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

Demand for all purposes under the Registration Rights Agreement and shall be subject to all the terms and conditions of the Registration Rights Agreement applicable thereto (other than the demand and notice provisions of Section 2.1(a) and Section 2.1(b)).

                                   ARTICLE III
                                   CALL OPTION

         3.1 Call Option. GMM hereby grants to Matria, effective upon the Initial Closing and terminating on the date that is one (1) year following the date of this Agreement (the "Option Term"), an option to purchase all or a portion of the Preferred Stock remaining outstanding, to prepay all or a portion of the Earn-Out Notes and to cancel all or a portion of the Warrants upon the terms and conditions set forth in this Article III (the "Call Option").

         3.2 Exercise Price. The purchase price payable by Matria upon exercise of the Call Option shall be as follows:

                  (a) The price payable with respect to each share of the Convertible Preferred Stock purchased (the "CP Repurchase Price") shall equal $800, for an aggregate purchase price of $2,000,000 (the "CP Aggregate Repurchase Price").

                  (b) The price payable with respect to each share of the Redeemable Preferred Stock purchased (the "RP Repurchase Price") shall equal $1,000, for an aggregate repurchase price of $20,000,000 (the "RP Aggregate Repurchase Price").

                  (c) The Earn-Out Notes may be prepaid as set forth therein.

                  (d) The price payable by Matria with respect to each individual Warrant canceled (the "Warrant Cancellation Price") shall equal the difference between (i) the Market Price, determined as of the Notice Date, of the Common Stock subject to the Warrants, minus (ii) the "Purchase Price" (as defined in the Warrants) in effect as of the Notice Date.

                  (e) If a Revaluation Event occurs at any time from the date hereof until the Option Closing Date, or if a Revaluation Trigger occurs at any time during the 90 days after the Option Closing Date, then, commensurate with the closing of the Revaluation Transaction arising from or in connection with such Revaluation Event or Revaluation Trigger (or, if the closing occurs prior to or within ten (10) trading days following the first Full Disclosure Public Announcement of the Revaluation Transaction, on the eleventh trading day following the Full Disclosure Public Announcement), Matria shall pay to GMM: (i) for each share of Common Stock issuable upon conversion of the Convertible Preferred Stock purchased by Matria pursuant to the exercise of the Call Option (assuming the Call Option had not been exercised, and the shares of Convertible Preferred Stock actually purchased were instead converted into Common Stock in accordance with the terms of the COD of the Convertible Preferred Stock as of the Option Closing Date), an amount per share equal to the excess, if any, of
(A) the Market Price of the Common Stock, as of the end of the tenth trading day immediately following the first Full Disclosure Public Announcement of the Revaluation Transaction, over (B) the Market Price of the Common Stock, as of the end of the thirtieth calendar day immediately preceding the first Full Disclosure Public Announcement of the Revaluation Transaction; and (ii) for each Warrant cancelled by Matria under Section 3.3(d) hereof, an amount per Warrant equal to the excess, if any, of (A) the Market Price of the Common Stock, as of the end of the tenth trading day immediately following the first Full Disclosure Public Announcement of the Revaluation Transaction, over (B) the Market Price of the Common Stock, as of the end of the thirtieth calendar day immediately preceding the first Full Disclosure Public Announcement of the Revaluation Transaction.

         During the 90 days after the Option Closing Date, GMM shall have the right, from time to time, to request in writing advice from Matria as to whether a Revaluation Trigger has occurred during such period. Within two (2) business days after any such request, Matria shall advise GMM in reasonable detail in writing of the occurrence of any Revaluation Trigger since the Option Closing. In the event such disclosure by Matria includes material non-public information ("Restricted Information"), so long as such Restricted Information continues to be material and non-public, GMM, MJG (whether directly or indirectly through any MJG Affiliate), and SZI (whether directly or indirectly through any SZI Affiliate) shall hold such Restricted Information in strict confidence, and shall not disclose such Restricted Information to any Person other than the MJG Affiliates, the SZI Affiliates and their directors, officers, employees, agents, advisors and representatives (who shall be bound by the same restrictions with respect to the Restricted Information as are set forth in this Section 3.2(e)); and (ii) GMM, MJG (whether directly or indirectly through any MJG Affiliate), and SZI (whether directly or indirectly through any SZI Affiliate) shall not use such Restricted Information in violation of United States federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. GMM shall have the right, from time to time, to request in writing advice from Matria as to whether there has occurred any change in facts or circumstances concerning a Revaluation Trigger, with respect to which Restricted Information was previously provided by Matria to GMM in accordance with this Section 3.2(e), such that the information so provided is no longer material. As soon as practicable, but no later than two (2) business days, after any such request, Matria shall advise GMM in reasonable detail in writing of any such occurrence.

         3.3 Terms of Exercise. Matria shall be entitled to exercise the Call Option, in whole or in part, on a single occasion during the Option Term and only in accordance with the following provisions:

                  (a) The aggregate purchase price for the Preferred Stock and the prepayments of the principal of the Earn-Out Notes may not be less than one-third, and may not be more than two-thirds unless it is 100%, of the total of the CP Aggregate Repurchase Price, the RP Aggregate Repurchase Price and the outstanding principal balance of the Earn-Out Notes on such date.

                  (b) Such payment shall be allocated prorata as nearly as possible among the purchase of the Convertible Preferred Stock, the purchase of the Redeemable Preferred Stock and the prepayment of the Earn-Out Notes.

                  (c) The purchase of shares of Convertible Preferred Stock by Matria under this Article III shall be governed by and is subject to all of the provisions set forth in paragraphs (e), (f) and (g) of Section 6 of the COD of the Convertible Preferred Stock, as if the purchase were a redemption pursuant to paragraph (a) of said Section 6. The purchase of shares of Redeemable Preferred Stock by Matria under this Article III shall be governed by and is subject to all of the provisions set forth in paragraphs (e), (f) and (g) of Section 5 of the COD of the Redeemable Preferred Stock, as if the purchase were a redemption pursuant to paragraph (a) of said Section 5.

                  (d) If Matria purchases Preferred Stock under the Call Option and/or makes prepayments on the Earn-Out Notes under the terms thereof, then, upon payment of the CP Repurchase Price and the RP Repurchase Price for all shares of Preferred Stock purchased and/or the making, from time to time, of any such prepayments under the Earn-Out Notes, Matria shall be entitled, upon payment of the Warrant Cancellation Price, to cancel a number of Warrants it shall determine in its sole discretion, but not to exceed the number resulting from multiplying the number of Warrants then outstanding by a fraction, the numerator of which is the sum of the aggregate liquidation preference of the shares of Preferred Stock purchased plus the principal balance of the Earn-Out Notes so prepaid, and the denominator of which is the sum of the aggregate liquidation preference of the shares of Preferred Stock outstanding immediately prior to such repurchase plus the principal balance of the Earn-Out Notes outstanding immediately prior to such prepayment.

         3.4 Notice of Exercise/Closing. Matria may exercise the Call Option as permitted by this Article III by delivering to GMM, on or before the expiration of the Option Term, written notice of exercise (the "Notice of Exercise") substantially in the form attached hereto as Exhibit A. The time and date of the closing of the exercise of the Call Option (the "Option Closing Date") shall be such date as Matria and GMM shall agree, but if Matria and GMM do not agree, shall be a date designated by Matria in the Notice of Exercise not earlier than one (1) day nor more than five (5) days after the date of the Notice of Exercise by Matria to GMM (the "Notice Date"). The closing of the exercise of the Call Option (the "Option Closing") shall occur by mail or in such other manner or at such other time and place as Matria and GMM shall agree.

         3.5 Deliveries by GMM at Option Closing. At the Option Closing, GMM shall deliver to Matria such instruments as Matria reasonably deems necessary to acknowledge and evidence the purchase of the shares of Preferred Stock, the cancellation of the Warrants and/or the prepayment of the Earn-Out Notes, including stock certificates representing any shares of Preferred Stock purchased. Matria shall execute and deliver such other instruments as shall be reasonably necessary to evidence or consummate the transactions contemplated hereby.

         3.6 Deliveries by Matria at Option Closing. At the Option Closing, Matria shall deliver to GMM the CP Repurchase Price for all shares of Convertible Preferred Stock purchased, the RP Repurchase Price for all shares of Redeemable Preferred Stock purchased, the Warrant Cancellation Price for all Warrants canceled, and/or the amount of any prepayment of the Earn-Out Notes made on such date, plus all accrued and unpaid dividends on the shares of Preferred Stock purchased and/or all accrued and unpaid interest on the portion of the Earn-Out

Note prepaid, by check or, at the option of Matria, by wire transfer of immediately available funds to such bank and account as is designated by GMM. Matria shall execute and deliver such other instruments as shall be reasonably necessary to evidence or consummate the transactions contemplated hereby.

         3.7 Special Representation, Warranty and Covenants. Matria hereby represents and warrants to GMM as of the Option Closing Date that, except as disclosed in any SEC Document filed with the Commission and publicly available or any publicly disseminated press release issued no less than five (5) business days before the Option Closing Date, or as disclosed by Matria to GMM in reasonable detail in writing after the date of this Agreement, since the date of this Agreement there has not been a Revaluation Trigger. In the event Matria discloses any Restricted Information to GMM pursuant to this Section 3.7, then, so long as such Restricted Information continues to be material and non-public:
(i) GMM, MJG (whether directly or indirectly through any MJG Affiliate), and SZI (whether directly or indirectly through any SZI Affiliate) shall hold such Restricted Information in strict confidence, and shall not disclose such Restricted Information to any Person other than the MJG Affiliates, the SZI Affiliates and their directors, officers, employees, agents, advisors and representatives (who shall be bound by the same restrictions with respect to the Restricted Information as are set forth in this Section 3.7); and (ii) GMM, MJG (whether directly or indirectly through any MJG Affiliate), and SZI (whether directly or indirectly through any SZI Affiliate) shall not use such Restricted Information in violation of United States federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. GMM shall have the right, from time to time, to request in writing advice from Matria as to whether there has occurred any change in facts or circumstances concerning a Revaluation Trigger, with respect to which Restricted Information was previously provided by Matria to GMM in accordance with this Section 3.7, such that the information so provided is no longer material. As soon as practicable, but no later than two
(2) business days, after any such request, Matria shall advise GMM in reasonable detail in writing of any such occurrence.

         3.8 Conditions to Obligations of GMM. The obligations of GMM to effect the transactions contemplated by this Agreement at the Option Closing shall be subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Matria contained herein shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Option Closing Date for all representations and warranties other than those contained in Sections 4.2(c) and (d), and as of the Initial Closing Date for those contained in Section 4.2(c), in each case with the same effect as though such representations and warranties had been made on and as of such date; and

                  (b) Matria shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Option Closing.

         3.9 Conditions to Obligations of Matria. The obligations of Matria to effect the transactions contemplated by this Agreement at any Option Closing shall be subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Investors contained herein shall be true and correct in all material respects as of the date of this Agreement, and, other than the representations and warranties set forth in Sections 4.1(a)(iv), 4.1(b)(iii) and 4.1(c)(iii), shall be true and correct in all material respects as of the Option Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and

                  (b) Investors shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Investors at or prior to the Option Closing.

         3.10     Reservation of Rights. The rights and obligations under this
Article III are in addition to, and not in lieu of, the rights and obligations of the parties under the terms of the Preferred Stock and the Earn-Out Notes. The parties hereto acknowledge that Matria is entitled, at any time and from time to time, during the Option Term or otherwise, irrespective of this Agreement and without complying with the terms of this Article III, without paying any premium or penalty therefor, to redeem all or any portion of the Convertible Preferred Stock and/or the Redeemable Preferred Stock, in any proportion it desires, in each case at the price specified by their terms, and to prepay all or any portion of the outstanding principal, accrued interest, including, without limitation, Specified Interest (as defined in the Earn-Out Notes), and other amounts, if any, due under the Earn-Out Notes in accordance with and subject to the terms and conditions thereof; provided, however, that, Matria shall not be entitled to cancel Warrants under Section 3.3(d) above in respect of any optional redemption of Preferred Stock where Matria has failed to comply with the provisions of Section 3.3(a), (b) and (c).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1      Representations and Warranties of Investors:

                  (a)      GMM represents and warrants to Matria as follows:

                           (i)      GMM has full legal right, power and
         authority to enter into and perform this Agreement. This Agreement is a valid and binding obligation of GMM enforceable against GMM in accordance with its terms, except that such enforcement may be subject to (A) bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and (B) general principles of equity (regardless of whether asserted at law or in equity).

                           (ii) Neither the execution and delivery of this Agreement by GMM nor the consummation by GMM of the transactions contemplated hereby conflicts with or constitutes a violation of or default under any statute, law, regulation, order or decree applicable to GMM, or any contract, commitment, agreement, arrangement or restriction of any kind to which GMM is a party or by which GMM is bound.

                           (iii) GMM holds good, valid and marketable title to all of the shares of Preferred Stock, the Warrants and the Earn-Out Notes, free and clear of all liens, charges, security interests, claims or other encumbrances (collectively, "Liens"), other than those existing under the Standstill Agreement.

                           (iv) GMM, through its members, has received all publicly available information regarding Matria.

                  (b)      MJG represents and warrants to Matria as follows:

                           (i)      MJG has full legal right, power and
         authority to enter into and perform this Agreement. This Agreement is a valid and binding obligation of MJG enforceable against MJG in accordance with its terms, except that such enforcement may be subject to (A) bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and (B) general principles of equity (regardless of whether asserted at law or in equity).

                           (ii) Neither the execution and delivery of this Agreement by MJG nor the consummation by MJG of the transactions contemplated hereby conflicts with or constitutes a violation of or default under any statute, law, regulation, order or decree applicable to MJG, or any contract, commitment, agreement, arrangement or restriction of any kind to which MJG is a party or by which MJG is bound.

                           (iii) MJG has received all publicly available information regarding Matria.

                  (c)      SZI represents and warrants to Matria as follows:

                           (i)      SZI has full legal right, power and
         authority to enter into and perform this Agreement. The execution and delivery of this Agreement by SZI and the consummation by SZI of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or other action on behalf of SZI. This Agreement is a valid and binding obligation of SZI enforceable against SZI in accordance with its terms, except that such enforcement may be subject to (A) bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and (B) general principles of equity (regardless of whether asserted at law or in equity).

                           (ii) Neither the execution and delivery of this Agreement by SZI nor the consummation by SZI of the transactions contemplated hereby conflicts with or constitutes a violation of or default under the certificate of formation or other organizational or governing documents of SZI, any statute, law, regulation, order or decree applicable to SZI, or any contract, commitment, agreement, arrangement or restriction of any kind to which SZI is a party or by which SZI is bound.

                           (iii) SZI, through its Affiliates, has received all publicly available information regarding Matria.

         4.2 Representations and Warranties of Matria. Matria hereby represents and warrants to each Investor as follows:

                  (a) Matria has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Matria and the consummation by Matria of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on behalf of Matria. This Agreement is a valid and binding obligation of Matria enforceable against Matria in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether asserted at law or in equity).

                  (b) Neither the execution and delivery of this Agreement by Matria nor the consummation by Matria of the transactions contemplated hereby conflicts with or constitutes a violation of or default under the charter or by-laws of Matria, any statute, law, regulation, order or decree applicable to Matria, or any contract, commitment, agreement, arrangement or restriction of any kind to which Matria is a party or by which Matria is bound.

                  (c) Matria has filed with the Securities and Exchange Commission (the "Commission") all reports, schedules, forms, proxy, registration and other statements and other documents (collectively, the "SEC Documents") required to be filed since January 1, 2001. As of the date of this Agreement, the last SEC Document filed by Matria was Matria's Proxy Statement for the 2001 Annual Meeting of Stockholders. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later SEC Document filed and publicly available. The consolidated financial statements of Matria and its subsidiaries included in the SEC Documents (as amended or supplemented by any later SEC Document filed and publicly available prior to the date of this Agreement or the Initial Closing Date, as the case may be), comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principals ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the consolidated financial position, assets and liabilities of Matria and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (d) Except as disclosed in the SEC Documents, and except for this Agreement and the transactions contemplated herein, since December 31, 2000, Matria and its subsidiaries have conducted their businesses, in all material respects, only in the ordinary course and in a manner consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (other than in the ordinary course of business), that could reasonably be expected to result in a Revaluation Event. Without limiting the generality of the foregoing, except as disclosed in any SEC Documents filed with the Commission and publicly available prior to the date of this Agreement, or as contemplated herein, since December 31, 2000, there has not been (i) any change by Matria in its accounting methods, principles or practices, (ii) any revaluation by Matria of any of its or any of its subsidiary's material assets other than in the ordinary course of business consistent with past practice,
(iii) any entry outside the ordinary course of business by Matria or any of its subsidiaries into any commitments or transactions material, individually or in the aggregate, to Matria and its subsidiaries taken as a whole, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Matria's capital stock (other than Preferred Stock) or, any redemption, purchase or other acquisition of any of its securities, or (v) any Revaluation Event.

                                    ARTICLE V
                                OTHER AGREEMENTS

         5.1 Restrictions on Certain Action by Investors. Until the expiration of the Option Term, GMM, MJG (whether directly or indirectly through any MJG Affiliate) and SZI (whether directly or indirectly through any SZI Affiliate), shall not:

                  (a) acquire or announce an intention to acquire Common Stock in open market transactions, exercise any Warrants or convert any shares of Convertible Preferred Stock;

                  (b) except in accordance with this Agreement, sell or transfer any Warrants or any shares of Preferred Stock or allow the imposition or the creation of any Lien on the Warrants or the Preferred Stock; or

                  (c)      exercise any rights under the Registration Rights
Agreement.

         5.2 Restrictions on Certain Activities by Matria. Until the earlier to occur of the exercise in full of the Call Option or the expiration of the Option Term, Matria shall not acquire, announce an intention to acquire, offer or propose to acquire or agree to acquire any Voting Securities except (i) in accordance with this Agreement, (ii) pursuant to or in connection with any of Matria's employee benefit plans or directors' option plans, or (iii) upon conversion of currently outstanding debentures.

         5.3 Standstill Agreement. The restrictions on the activities of Investors set forth in this Article V are in addition to and not in lieu of any restrictions set forth in the Standstill

Agreement, which shall remain in full force and effect following the execution of this Agreement. Nevertheless, the parties hereto agree as follows:

                  (a) effective upon the Initial Closing, the Standstill Agreement shall be amended to delete Sections 3.2(c) and 3.2(f) thereof in their entirety; provided, however, that such provisions will again become effective for the remainder of the term set forth in the Standstill Agreement in the event that, upon expiration of the Option Term, Matria shall not have purchased or redeemed 100% of the then outstanding Redeemable Preferred Stock pursuant to the Call Option or in accordance with the COD of the Redeemable Preferred Stock, as the case may be; and

                  (b) the Standstill Agreement shall terminate automatically upon the MJG Affiliates and the SZI Affiliates no longer owning any Voting Securities.

         5.4 Rights Agreement. Effective upon the Initial Closing, Matria shall be entitled to seek the termination, consistent with Section 5.3(a) hereof, of the provisions implemented by that Amendment to Rights Agreement dated as of January 30, 2000 between Matria and SunTrust Bank, Atlanta, and to enter into an agreement with SunTrust Bank, Atlanta, or any successor Rights Agent, to that effect.

         5.5 Termination of Non-Competition Covenants. Notwithstanding anything to the contrary in said agreements, effective upon the Initial Closing, the Restrictive Covenant Agreement and the Management Agreement shall be amended to provide that Sections 3 through 7 inclusive of the Restrictive Covenant Agreement, and, unless sooner terminated by the terms of said agreement, Sections 10.1 through 10.5 of the Management Agreement, shall terminate automatically on July 19, 2003.

         5.6 SZI Designee to Board of Directors. Without limiting the generality of Section 5.3(b), in the event Matria exercises the Call Option in full, the right of SZI under Sections 4.1 and 4.2 of the Standstill Agreement to designate an individual to serve on the Board of Directors of Matria shall terminate automatically.

         5.7 Survival of Representations and Warranties. The representations and warranties contained in Sections 4.1 and 4.2(a) and (b) shall survive the Initial Closing and the Option Closing indefinitely. The representations and warranties contained in Sections 4.2(c) and (d) shall survive the Initial Closing and the Option Closing, if any, until six months after the earlier of the Option Closing Date or the expiration of the Option Term.

         5.8      Miscellaneous.

                  (a) Liability of Investors. Any liability or obligation of any kind whatsoever under this Agreement shall be several and not joint as between any MJG Affiliate(s), on the one hand, and any SZI Affiliate(s), on the other hand. Notwithstanding anything to the contrary in this Agreement, in no event shall any MJG Affiliate be responsible in any manner for any liability or obligation of, or the breach of any provision of this Agreement by, any Person or group who is not an MJG Affiliate. Notwithstanding anything to the contrary in this Agreement, in no event shall any SZI Affiliate be responsible in any manner for any liability or obligation of, or the breach of any provision of this Agreement by, any Person or group who is not an SZI Affiliate.

                  (b) Interpretation. For all purposes of this Agreement, the term Matria Common Stock shall include any securities of any issuer entitled to vote generally for the election of directors of such issuer which securities the holders of Matria Common Stock shall have received or as a matter of right be entitled to receive as a result of (i) any capital reorganization or reclassification of the capital stock of Matria, (ii) any consolidation, merger or share exchange of Matria with or into another corporation or (iii) any sale of all or substantially all the assets of Matria.

                  (c)      Enforcement.

                           (i) The Investors, on the one hand, and Matria, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

                           (ii) No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                           (iii) MJG and SZI each shall take all action as may be necessary to cause its respective controlled Affiliates to comply with the terms of this Agreement and any violation of this Agreement by any MJG Affiliate or SZI Affiliate shall be deemed a violation by MJG or SZI, as the case may be.

                  (d) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by an agreement in writing executed by all the parties.

                  (e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

                  (f) Heading. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, and each such executed counterpart will be an original instrument.

                  (h) Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail postage paid.

                  If to Matria:

                           Matria Healthcare, Inc.
                           1850 Parkway Place
                           12th Floor
                           Marietta, Georgia  30067
                           Attention:  General Counsel
                           Telecopy Number:  (770) 767-7769

                  with a copy to:

                           Troutman Sanders LLP
                           Bank of America Plaza, Suite 5200
                           600 Peachtree Street, N.E.
                           Atlanta, Georgia  30308-2216
                           Attention:  James L. Smith, III, Esq.
                           Telecopy Number:  (404) 962-6687

                  If to GMM or MJG:

                           Gainor Medical Management, L.L.C.
                           c/o Lucor Holdings, LLC
                           40301 Fisher Island Drive
                           Fisher Island, Florida  33109-0972
                           Telecopy Number:  (305) 531-5599

                  If to SZI:

                           SZ Investments, L.L.C.
                           Two North Riverside Plaza, Suite 600
                           Chicago, Illinois  60606
                           Attention: Donald J. Liebentritt, Vice-President Telecopy Number: (312) 454-0610

or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice by telecopy shall be deemed delivered on the day telephone confirmation of receipt is given.

                  (i) Successors and Assigns. This Agreement shall bind the successors and assigns of the parties, and inure to the benefit of any successor or assign of any of the parties; provided, however, that, except as otherwise expressly provided herein, no party may assign this Agreement without the other party's prior written consent.

                  (j) Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to the conflict of laws principles thereof.



                         [Signatures begin on next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.


                               MATRIA HEALTHCARE, INC.


                               By:    /s/ Parker H. Petit
                                   --------------------------------------------
                                   Title: President and Chief Executive Officer
                                        ---------------------------------------



                               GAINOR MEDICAL MANAGEMENT, L.L.C.


                               By:    /s/ Mark J. Gainor
                                   --------------------------------------------
                                   Title: CEO
                                        ---------------------------------------


                                      /s/ Mark J. Gainor
                               -------------------------------------------------
                               MARK J. GAINOR



                               SZ INVESTMENTS, L.L.C.


                               By:    /s/ Donald J. Liebentritt
                                   --------------------------------------------
                                   Title: Vice President
                                        ---------------------------------------

                                    EXHIBIT A

                               NOTICE OF EXERCISE



TO:      Gainor Medical Management, L.L.C.

FROM:    Matria Healthcare, Inc.

DATE:
         --------------------------

RE: Exercise of Rights Under the Securities Purchase Agreement dated May ___, 2001

The undersigned, pursuant to the provisions set forth in the Securities Purchase Agreement, dated as of May __, 2001 by and among Matria Healthcare, Inc., Gainor Medical Management, L.L.C., Mark J. Gainor and SZ Investments, L.L.C., hereby irrevocably elects to [PURCHASE AND/OR PREPAY] [NUMBER OF SHARES OF CONVERTIBLE PREFERRED STOCK, REDEEMABLE PREFERRED STOCK TO BE PURCHASED AND/OR WARRANTS TO BE CANCELED AND/OR AMOUNT OF THE EARN-OUT NOTE TO BE PREPAID] and will make payment therefor at the price provided for by Securities Purchase Agreement. The undersigned requests that GMM take all actions necessary to consummate the exercise of the Call Option granted in the Securities Purchase Agreement on ______________, 200__ at [LOCATION] in accordance with the provisions thereof.


MATRIA HEALTHCARE, INC.


By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------